Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Jon W. Clark
Chief Financial Officer
(212) 297-1000
-Or-
Julia M. Rivera
Investor Relations
(212) 297-1000

Gramercy Capital Corp. Receives NYSE Notice Due to Delay in Filing of Form 10-K

New York, NY – April 5, 2011 – Gramercy Capital Corp. (NYSE: GKK) today announced that the Company received, as expected, a notice from the NYSE indicating that Gramercy Capital Corp. is not in compliance with the NYSE listed company manual Section 802.01E due to a delay in the filing of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010.

The delay arises, as previously disclosed, as a result of the continuing uncertainty regarding whether and on what terms, if any, the Company will be able to extend, modify, restructure or refinance its $240.5 million mortgage loan (the "Goldman Mortgage Loan") with Goldman Sachs Mortgage Company ("GSMC"), Citicorp North America, Inc. ("Citicorp") and SL Green Realty Corp.("SL Green"), and its $549.7 million senior and junior mezzanine loans (the "Gramercy Realty Mezzanine Loans") with KBS Debt Holdings, LLC ("KBS"), GSMC, Citicorp and SL Green.  The maturity date of the Goldman Mortgage Loan and the Gramercy Realty Mezzanine Loans was extended from March 13, 2011 to April 15, 2011. The maturity date extension was intended to provide the parties additional time (i) to exchange and consider proposals for an extension, modification, restructuring or refinancing of the Goldman Mortgage Loan and the Gramercy Realty Mezzanine Loans (collectively, the "Gramercy Realty Loans") and, if such discussions fail, (ii) to explore an orderly transition of the collateral securing the Gramercy Realty Loans to the lenders. There can be no assurance of when or if the Company will be able to accomplish such extension, modification, restructuring or refinancing, or on what terms such extension, modification, restructuring or refinancing, if any, would be.

The Company plans to file its Form 10-K for the fiscal year ended December 31, 2010 as promptly as practicable following the completion of these matters.

The Company’s shares remain listed on the NYSE and the Company intends to cooperate with the procedures communicated to the Company by the NYSE.

For additional information about material terms of the extension, please see the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on the date hereof. Details regarding the Gramercy Realty Loans and consequences of failure to reach longer term agreements are described in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. For further discussion on possible consequences of default, please refer to the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination, acquisition and portfolio management of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division targets commercial properties leased primarily to financial institutions and affiliated users throughout the United States. The Company is headquartered in New York City, and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina and St. Louis, Missouri.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the reduction in cash flows received from the Company's investments, in particular its CDOs and the Gramercy Realty portfolio; the ability of the Company’s Gramercy Realty division to renegotiate the terms of its mortgage and mezzanine loan obligations; compliance with financial covenants; the adequacy of the Company’s cash reserves, working capital and other forms of liquidity; maintenance of liquidity needs, including balloon debt payments; our reduced liquidity resulting from the tender offer of our Series A preferred stock; the success or failure of the Company’s efforts to implement its current business strategy; the strength of the commercial finance and real estate property markets, and the banking industry specifically; competitive market conditions; the ability to raise debt and equity capital; unanticipated administrative costs; general and local economic conditions; interest rates; capital and credit market conditions; bankruptcies and defaults of borrowers or tenants in the Company's properties or properties securing the Company's debt investments; the resolution of the Company's non-performing and sub-performing assets and any loss the Company might recognize in connection with such investments; management changes; compliance with over-collateralization and interest coverage tests in the Company's CDOs; and other factors that are beyond the Company's control, including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. For further information, please refer to the Company's filings with the Securities and Exchange Commission.